Each person whose signature appears below constitutes and appoints John W. MacGuire and Mary
C. MacGuire and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her in his or her name, or her name, place and stead, in his or her capacity as an officer, director or both of Nugget Exploration, Inc., a Nevada corporation, (Nugget), to sign the Form 10-K Report of Nugget for the year ended May
31, 1997, and any and all amendments thereto and to file the same with all exhibits thereto and other documents in connection therewith, with the United
States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises,as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


SIGNATURES, TITLE AND DATE



John W. MacGuire

John W. MacGuire, Principal Executive Officer  8-25-97
President and director



Mary C. MacGuire

Mary C. MacGuire, Principal Financial Officer  8-25-97
Treasurer, Director and Principal Accounting Officer